Exhibit 99.1

INTERVIEW-CBVT looks to raise 15 mln stg in London issue—RTRS

02 May 2007 14:39:51 >Originally published on:02 May 2007 14:39:00

By Kerstin Neuber

LONDON, May 2 (Reuters)—U.S. biotech firm CardioVascular BioTherapeutics Inc. (CVBT) plans to raise 15 million pounds ($30 million) in a London flotation to develop its heart drug which it believes could save millions of lives.

The Las Vegas-based company will announce plans to float on London’s Alternative Investment Market AIM in a week’s time, after its CEO said its shares, traded on the U.S. Over the Counter Bulletin Board Market, had been battered by short sellers.

“Our share price performance is down because of naked short selling,” Chief Executive Daniel Montano told Reuters on Wednesday. “I can’t see any other reason than short selling because we haven’t done anything other than great progress.”

Naked short selling refers to selling stocks without owning or borrowing them. Shares in CVBT CVBT.OB lost around 90 percent in the last year and trade currently at $1.

Montano said delisting in the United States was an option but had not been 100 percent decided on.

He said the company was looking to raise 15 million pounds to develop its protein, called cardio vascu-grow, that is believed to stimulate the process of growing new blood vessels, thus helping treat clogged vessels — the main cause of heart attacks and strokes.

“We are currently in Phase II with the protein for the heart disease,” Chief Medical Officer and cardiac surgeon Thomas Stegmann said.

“In this trial, we are treating 120 patients who would not have the possibility of a treatment otherwise because the disease had progressed too far,” he added.

The U.S. regulator Food and Drug Administration (FDA) approved the testing of fewer people than usual after Stegmann had already carried out human trials at a clinic in Germany during the 1990s.

“Those trials proved that vessels started to grow after three months with no side effects of the drug and the patients were free of heart pains,” Stegmann said. “We know it works, we just have to prove it to the FDA now.”

CBVT believes that their protein drug could save millions of lives as 36 percent of all deaths in the United States are caused by cardiovascular diseases.

“Other conditions where the drug would work as well are vascular leg disease, chronic back pain or wound healing,” Stegmann said.

If CBVT raises 15 million pounds in its London Initial Public Offering, its market value will amount to 80 million pounds and the company will have enough cash to last until the end of Phase II, CEO Montano said.

((Editing by Quentin Bryar; Reuters Messaging:

kerstin.neuber.reuters.com@reuters.net; e-mail:

kerstin.neuber@reuters.com: <mailto:kerstin.neuber@reuters.com> ; phone +44 20 7542 1774))

($1=.4995 Pound)

Keywords: CARDIOVASCULAR IPO/

Story ID : nL02584304:

<reuters://realtime/verb=FullQuote/ric=nL02584304>